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                                                                    Exhibit 99.2

                          DESCRIPTION OF CAPITAL STOCK

   We are authorized to issue up to 600,000,000 shares of common stock, par value $.16 2/3 per share, and 471,934 shares of preferred stock, par value $1.00 per share.

Common Stock

   As of October 28, 2000, there were 357,923,824 shares of our common stock outstanding that were held of record by approximately 4,358 stockholders.

   Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. There are no shares of preferred stock outstanding.

Preferred Stock

   Our Board of Directors is authorized, subject to some limitations prescribed by law, without further stockholder approval to issue from time to time up to an aggregate of 471,934 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of that series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Analog. We have no present plans to issue any shares of preferred stock.

Massachusetts Law and Certain Provisions of Our Restated Articles of Organization and By-Laws

   Because we have more than 200 stockholders of record, we are subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless

  . the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder,

  . the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by some affiliates of the corporation) at the time it becomes an interested stockholder, or

  . the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder).



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   An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and some other transactions resulting in a financial benefit to the interested stockholders.

   Massachusetts General Laws Chapter 156B, Section 50A generally requires that a publicly-held Massachusetts corporation have a classified board of directors consisting of three classes as nearly equal in size as possible, unless the corporation elects to opt out of the statute's coverage. Our By-Laws contain provisions which give effect to Section 50A.

   Our By-Laws include a provision excluding us from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions". In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote that stock unless the stockholders of the corporation so authorize. The Board of Directors may amend our By-Laws at any time to subject us to this statute prospectively.

   Our Restated Articles of Organization, as amended, provide that we shall indemnify our directors and officers to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all liabilities and expenses incurred in connection with service for us or on our behalf. In addition, the Articles of Organization provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. This provision does not eliminate director liability under federal securities laws or preclude non-monetary relief under state law.

Stockholder Rights Plan

   In March 1998, the Board of Directors adopted a Stockholder Rights Plan that replaced a plan adopted by the Board in 1988. Pursuant to the Stockholder Rights Plan, each share of common stock has an associated right. Under certain circumstances, each right would entitle the registered holder to purchase from us one one-thousandth share of Series A Junior Participating Preferred Stock at a purchase price of $90 in cash, subject to adjustment.

   The rights are not exercisable and cannot be transferred separately from the common stock until ten business days (or such later date as may be determined by the Board of Directors) after

  . the public announcement that a person or group of affiliated or associated persons has acquired (or obtained rights to acquire) beneficial ownership of 15% or more of our common stock or

  . the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding common stock.

If and when the rights become exercisable, each holder of a right shall have the right to receive, upon exercise, that number of common stock (or in certain circumstances, cash, property or other of our securities) that equals the price of the right divided by 50% of the current market price (as defined in the Stockholder Rights Plan) per share of common stock at the date of the occurrence of the event. In the event at any time after any person becomes an acquiring person,

  . we are consolidated with, or merged with and into, another entity and we are not the surviving entity of the consolidation or merger or if we are the surviving entity, shares of our outstanding common stock are changed or exchanged for stock or securities or cash or any other property, or

  . 50% or more of our assets or earning power is sold or transferred,


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each holder of a right shall thereafter have the right to receive upon exercise that number of shares of common stock of the acquiring company that equals the exercise price of the right divided by 50% of the current market price of the common stock at the date of the occurrence of the event.

   The rights have anti-takeover effects, in that they would cause substantial dilution to a person or group that attempts to acquire a significant interest in our stock on terms not approved by the Board of Directors. The rights expire on March 17, 2008 but may be redeemed by us for $.0005 per right at any time prior to the tenth day following a person's acquisition of 15% or more of our then outstanding common stock. So long as the rights are not separately transferable, each new share of common stock issued will have a right associated with it.